PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2008 RESULTS

DALLAS, TEXAS … February 25, 2009 … CompX International Inc. (NYSE: CIX) announced today sales of $37.4 million for the fourth quarter of 2008 compared to $42.5 million in the same period of 2007.  Operating income was $3.1 million in the fourth quarter of 2008 compared to $1.2 million in the same period in 2007.  Operating income in the fourth quarter of 2007 was negatively impacted by $1.9 million in expenses relating to the consolidation of three of the company’s northern Illinois facilities into one new facility.  Fourth quarter 2008 operating income was positively impacted by the favorable effect of changes in currency exchange rates of $1.4 million compared to the previous year.  Net income for the fourth quarter of 2008 was $700,000, or $0.06 per diluted share, compared to $500,000, or $0.04 per diluted share, in 2007.

Net sales for the year ended December 31, 2008 were $165.5 million compared to $177.7 million in the previous year.  Excluding a third quarter non-cash goodwill impairment charge of $9.9 million relating to the Marine Components segment, operating income was $16.1 million for the year ended December 31, 2008 compared to operating income of $15.6 million for 2007, although 2007 operating income was impacted by $2.7 million in facility consolidation costs.  Including the goodwill impairment charge, operating income for the year ended December 31, 2008 was $6.2 million.  The impairment charge is not deductible for tax purposes, and therefore there is no income tax benefit associated with the charge for financial reporting purposes.  As a result, the Company reported a net loss of $3.1 million, or $0.25 per diluted share, for year ended December 31, 2008 compared to net income of $9.0 million, or $0.61 per diluted share, in 2007.  The non-cash goodwill impairment charge did not affect the Company’s liquidity, cash flows or debt covenant compliance and will not have any impact on future operations.  The goodwill impairment charge impacted the 2008 net loss by $9.9 million or $0.80 per share.

Net sales comparisons were unfavorably impacted by lower order rates from most customers across all business segments due to general economic conditions.  Excluding the goodwill impairment charge, operating income comparisons were primarily impacted by the net result of lower order rates from many of our customers due to unfavorable economic conditions in North America and increased raw material costs, offset by the favorable effects of facility consolidation costs incurred in 2007, the continuation of cost reductions throughout 2008 and changes in foreign currency exchange rates.

“One of our main strategies is to continuously improve operational and cost structure efficiencies.  This is serving us well in this economic downturn as we are able to reduce the impact on cash flow of lower customer demand by having processes, equipment and facilities that are somewhat flexible to changes in order rates.  Unfortunately, this does not totally offset the effect of current economic conditions and results in the painful process of reducing headcount, which we have addressed throughout the year,” commented David A. Bowers, President and Chief Executive Officer.  “We expect the effect of the current economy to be even more of a challenge in 2009 and therefore our goal is to manage the business based on customer demand without hampering resources and infrastructure required for the long term.”

Mr. Bowers continued, “In addition to working diligently to control costs, we are also increasing our efforts to identify new markets and applications for our products in order to mitigate the impact of the economy on sales as well as develop a more diversified product and customer base that we can leverage when the economy recovers.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 1,000 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

Explanation of CompX’s Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures relating to excluding the goodwill impairment charge from GAAP operating income.  CompX believes this non-GAAP financial measure provides information useful to investors in understanding the underlying operational performance of the company, its business and performance trends. Specifically, the Company believes the exclusion of goodwill impairment permits evaluation and a comparison of results for on-going business operations, and it is on this basis that CompX’s management internally assesses the company's performance. The goodwill impairment is excluded from CompX’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider the impairment particularly relevant or useful in evaluating the operating performance of our business segments.  Although CompX believes the above non-GAAP financial measure enhances investors' understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Reconciliation of GAAP to non-GAAP financial measures:

	Operating income
	Including the effect of the goodwill impairment charge	Goodwill impairment charge	Excluding the effect of the goodwill impairment charge
	(GAAP)		(Non-GAAP)
	(Dollars in millions)
Year ended December 31, 2008:
Operating income	$6.2	$9.9	$16.1

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2008	2007	2008
	(Unaudited)

Net sales	$42.5	$37.4	$177.7	$165.5
Cost of goods sold	33.2	29.3	132.5	125.2
Gross margin	9.3	8.1	45.2	40.3
Selling, general and administrative expense	6.1	5.6	25.8	24.8
Goodwill impairment	-	-	-	9.9
Facility consolidation costs	1.9	-	2.7	-
Other operating income (loss), net	(0.1)	0.6	1.1	0.6
Operating income	1.2	3.1	15.6	6.2
Interest expense	(0.6)	(0.5)	(0.8)	(2.4)
Other non-operating income, net	0.2	-	1.1	0.3
Income before income taxes	0.8	2.6	15.9	4.1
Provision for income taxes	0.3	1.9	6.9	7.2
Net income (loss)	$0.5	$0.7	$9.0	$(3.1)

Net income per diluted common share	$0.04	$0.06	$0.61	$(0.25)

Weighted average diluted common shares outstanding	13.2	12.4	14.8	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2007	2008
Assets

Current assets:
Cash and equivalents	$18.4	$14.4
Accounts receivable, net	20.4	16.8
Inventories, net	24.3	22.7
Deferred income taxes and other	3.8	4.7
Note receivable	1.3	0.9
Total current assets	68.2	59.5

Intangibles	43.3	32.9
Net property and equipment	72.2	67.4
Assets held for sale	3.1	3.5
Other assets	0.9	0.1

Total assets	$187.7	$163.4

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$0.3	$1.0
Accounts payable and accrued liabilities	17.7	14.3
Interest payable to affiliate	0.5	0.5
Income taxes	0.4	1.2
Total current liabilities	18.9	17.0

Note payable to affiliate	49.7	42.0
Deferred income taxes	15.0	13.1
Stockholders’ equity	104.1	91.3

Total liabilities and stockholders’ equity	$187.7	$163.4